EXHIBIT 99.1

Two River Bancorp Reports 47.6% Increase in Fourth Quarter Net Income and Record 2016 Annual Results

TINTON FALLS, N.J., Jan. 25, 2017 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank ("the Bank"), today reported financial results for the fourth quarter and twelve months ended December 31, 2016. All share and per share data for all referenced reporting periods have been adjusted for a 5% stock dividend declared on January 19, 2017, payable on February 28, 2017 to shareholders of record as of February 9, 2017.

Operating and Financial Highlights

Fourth Quarter 2016

  Net income available to common shareholders increased 47.6% to $2.57 million, or $0.30 per diluted share, from $1.74 million, or $0.20 per diluted share, in the corresponding prior year’s quarter. Several positive factors contributed to the fourth quarter 2016 financial results, including a reverse loan loss provision recorded during the period.
  Non-interest income increased 47.1% to $1.45 million compared to the same period in 2015, as a result of a 94.7% increase in mortgage banking revenue, higher gains on the sale of SBA loans and other loan fees.
  Return on average assets (ROAA) was 1.08% for the fourth quarter of 2016, compared to 0.81% for the same prior year’s quarter.
  Return on average equity (ROAE) was 10.25% for the three months ended December 31, 2016, and 7.14% for the same prior year’s quarter.

Annual 2016

  Net income available to common shareholders increased 37.2% to a Company record $8.63 million, or $1.01 per diluted share, from $6.29 million, or $0.74 per diluted share, in the corresponding prior year.
  Non-interest income increased 55.2% to $5.49 million compared to the prior year, largely due to a 48.4% increase in mortgage banking revenue, higher gains on the sale of SBA loans, and a tax-free Bank Owned Life Insurance (“BOLI”) death benefit of $862,000.
  Return on average assets (ROAA) was 0.96% for the year ended December 31, 2016, compared to 0.76% for the previous year.
  Return on average equity (ROAE) was 8.94% for the year ended December 31, 2016, compared to 6.59% in the prior year.
  Non-performing assets to total assets decreased to 0.19% at December 31, 2016, from 0.20% at September 30, 2016 and 0.42% at December 31, 2015.
  Tangible book value per share was $9.88 at December 31, 2016, compared to $9.63 at September 30, 2016 and $9.00 at December 31, 2015.
  Total assets at December 31, 2016 were a Company record $940.2 million, compared to $909.2 million at September 30, 2016 and $863.7 million at December 31, 2015.
  Total loans as of December 31, 2016 were $753.1 million, an increase of $59.9 million, or 8.6%, from $693.2 million at December 31, 2015.
  Total deposits as of December 31, 2016 were $776.6 million, an increase of $68.2 million, or 9.6%, compared with $708.4 million as of December 31, 2015.

Management Commentary
William D. Moss, President and CEO, stated, “The Company reported excellent results for the year, which included record net income driven by improvements in non-interest income while continuing our core growth. We were pleased to maintain a stable expense structure while simultaneously achieving loan growth of 8.6% and deposit growth of 9.6% during 2016. This is largely a result of our team continuing to drive loan production in our core markets. Loan growth was relatively flat during the fourth quarter as originations were offset by higher than expected payoffs, which included approximately $4.1 million of adversely classified credits.  The fourth quarter was also positively impacted by a recovery of a previously charged off credit, along with the collection of several loan prepayments.”

Mr. Moss continued, “Over the last two years, one of our key strategic initiatives has been to improve non-interest income by proactively expanding residential mortgage and SBA lending. The Bank achieved a 48.4% increase in residential mortgage banking fees for the year, and increased its gains on the sale of SBA loans by 54.7%. The Bank is achieving this organic growth while steadily improving operating efficiencies, all of which will help to drive further increases in net income.”

Dividend Information
On January 19, 2017, the Company’s Board of Directors announced that it declared a quarterly cash dividend of $0.04 per share, payable on February 27, 2017 to shareholders of record as of the close of business on February 8, 2017. This marks the 16th consecutive quarterly cash dividend.

In addition, the Board of Directors declared a 5% stock dividend payable on February 28, 2017 to shareholders of record as of February 9, 2017. The dividend will increase the number of outstanding shares of the Company by approximately 399,000 bringing the total common shares outstanding to approximately 8,365,000.

Key Quarterly Performance Metrics

	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	12 Mo. Ended	12 Mo. Ended
	2016	2016	2016	2016	2015	12/31/2016	12/31/2015
Net Income (in thousands)	$2,567	$2,644	$1,727	$1,693	$1,751	$8,631	$6,347
Net Income Available to Common Shareholders (in thousands)	$2,567	$2,644	$1,727	$1,693	$1,739	$8,631	$6,290
Earnings per Common Share – Diluted(1)	$0.30	$0.31	$0.20	$0.20	$0.20	$1.01	$0.74
Return on Average Assets	1.08%	1.16%	0.78%	0.78%	0.81%	0.96%	0.76%
Return on Average Tangible Assets(2)	1.10%	1.19%	0.80%	0.80%	0.83%	0.98%	0.78%
Return on Average Equity	10.25%	10.81%	7.28%	7.25%	7.14%	8.94%	6.59%
Return on Average Tangible Equity(2)	12.53%	13.29%	8.98%	8.98%	8.78%	11.00%	8.12%
Net Interest Margin	3.43%	3.55%	3.57%	3.57%	3.65%	3.53%	3.68%
Non-Performing Assets to Total Assets	0.19%	0.20%	0.22%	0.22%	0.42%	0.19%	0.42%
Allowance as a % of Loans	1.27%	1.25%	1.30%	1.27%	1.26%	1.27%	1.26%

(1)  Per share data for all referenced reporting periods have been adjusted for a 5% stock dividend declared on January 19, 2017, payable on February 28, 2017 to shareholders of record as of February 9, 2017.

(2) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Loan Composition
The components of the Company’s loan portfolio at December 31, 2016 and December 31, 2015 are as follows:

	(In Thousands)
	December 31, 2016	December 31, 2015
Commercial and industrial	$93,697	$100,154
Real estate – construction	111,914	104,231
Real estate – commercial	460,685	422,665
Real estate – residential	59,065	39,524
Consumer	28,279	27,136
Unearned fees	(548)	(560)
	753,092	693,150
Allowance for loan losses	(9,565)	(8,713)
Net Loans	$743,527	$684,437

Deposit Composition
The components of the Company’s deposits at December 31, 2016 and December 31, 2015 are as follows:

	(In Thousands)
	December 31, 2016	December 31, 2015
Non-interest bearing	$160,104	$144,627
NOW accounts	152,771	148,373
Savings deposits	261,438	222,091
Money market deposits	62,495	75,323
Listed service CD’s	47,648	33,261
Time deposits / IRA	56,489	46,902
Wholesale deposits	35,622	37,859
Total Deposits	$776,567	$708,436

2016 Fourth Quarter and Year End Financial Review

Net Income
Net income available to common shareholders for the three months ended December 31, 2016 was $2.57 million, or $0.30 per diluted common share, compared to $1.74 million, or $0.20 per diluted common share, for the same period last year, an increase of 47.6%. The increase was largely due to both higher net interest income and non-interest income, coupled with a $345,000 reverse loan loss provision due to the recovery of a loan charged off in the third quarter of 2016. The Company also recaptured $144,000 of expenses related to this credit, which lowered loan workout expenses. On a linked quarter basis, fourth quarter 2016 net income available to common shareholders decreased 2.9% from the third quarter of 2016, largely due to the previously noted BOLI death benefit of $862,000 received in the prior quarter.

Net income available to common shareholders for the year ended December 31, 2016 increased 37.2% to $8.63 million, or $1.01 per diluted common share, compared to $6.29 million, or $0.74 per diluted common share, in the prior year.

Net Interest Income
Net interest income for the quarter ended December 31, 2016 was $7.59 million, an increase of 4.2% compared to $7.29 million in the corresponding prior year period. This increase was largely due to an increase of $87.1 million, or 11.0%, in average interest earning assets, primarily attributable to growth in the loan portfolio. On a linked quarter basis, net interest income increased $125,000, or 1.7%, from $7.47 million.

For the year ended December 31, 2016, net interest income increased 4.3% to $29.5 million from $28.2 million in the prior year.

Net Interest Margin
The Company reported a net interest margin of 3.43% for the fourth quarter of 2016, compared to 3.55% in the third quarter of 2016 and 3.65% reported for the fourth quarter of 2015. The margin decline from both prior quarters was primarily due to a higher average cash position resulting from an increase in average deposits. Additionally, the interest expense associated with the Company’s $10 million subordinated debenture placement, which funded in December 2015, accounted for approximately 8 basis points of the contraction when compared to the prior year period. The subordinated debentures have a maturity date of December 31, 2025 with a current coupon interest rate of 6.25%.

Net interest margin for the year ended December 31, 2016 was 3.53%, compared to 3.68% in the prior year, due mainly to the associated interest expense on the subordinated debenture placement.

Non-Interest Income
Non-interest income for the quarter ended December 31, 2016 totaled $1.45 million, an increase of $463,000, or 47.1%, compared to the same period in 2015. The Company reported higher gains from the sale of SBA loans and other loan fees, primarily due to higher loan prepayment fees. Residential mortgage banking revenue was $331,000 during the quarter, an increase of 94.7% compared to $170,000 in the prior year period.

On a linked quarter basis, non-interest income decreased by $536,000 from the third quarter of 2016, mainly due to the previously noted BOLI death benefit of $862,000. Residential mortgage banking revenue increased $15,000, or 4.7%, from $316,000 during the third quarter of 2016, while other loan fees increased by $111,000 due mainly to higher loan prepayment fees. Gains on the sale of SBA loans increased $177,000, or 152.6%, from $116,000 during the third quarter of 2016 due to the timing of loan closings.

For the year ended December 31, 2016, non-interest income increased $1.95 million, or 55.2%, to $5.49 million from the prior year.

Non-Interest Expense
Non-interest expense for the quarter ended December 31, 2016 totaled $5.36 million, a decrease of $149,000 from the $5.51 million reported in same period in 2015, primarily due to lower loan workout expenses resulting from the recapture of $144,000 of expenses related to a credit previously charged off.  On a linked quarter basis, non-interest expense remained unchanged.

For the year ended December 31, 2016, non-interest expense increased $120,000, or 0.6%, to $21.5 million compared to the prior year.

Provision for Loan Losses
During the quarter, the Company reported a $345,000 reverse loan loss provision, compared to a loan loss provision of $90,000 in the same prior year period. The benefit to the Company was largely the result of a full recovery from one commercial loan where the underlying collateral value had been previously impaired by an environmental issue, which the Company fully charged off during the third quarter.

For the year ended December 31, 2016, a provision of $515,000 was expensed, compared to $490,000 for the prior year. The Company had $337,000 of net loan recoveries during 2016, compared to $154,000 in net loan recoveries in the prior year.

The Bank continues to be proactive in identifying troubled credits and to record charge-offs promptly based on current collateral values and cash flows, while maintaining an adequate allowance for loan losses. The Company closely monitors local and regional real estate markets and other risk factors in its loan portfolio.

As of December 31, 2016, the Company's allowance for loan losses was $9.57 million, compared to $8.71 million as of December 31, 2015. The loss allowance as a percentage of total loans was 1.27% at December 31, 2016 compared to 1.26% at December 31, 2015.

Financial Condition / Balance Sheet

At December 31, 2016, the Company maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company's Tier 1 capital to average assets ratio was 8.94%, common equity Tier 1 to risk weighted assets ratio was 10.33%, Tier 1 capital to risk weighted assets ratio was 10.33%, and total capital to risk weighted assets ratio was 12.76%.

Total assets as of December 31, 2016 were $940.2 million, an increase of 8.9% compared to $863.7 million as of December 31, 2015.

Total loans as of December 31, 2016 were $753.1 million, an increase of 8.6% compared to $693.2 million reported at December 31, 2015.

Total deposits as of December 31, 2016 were $776.6 million, an increase of 9.6% compared to $708.4 million as of December 31, 2015. Core checking deposits at December 31, 2016 increased to $312.9 million compared to $293.0 million at year-end 2015. This growth was primarily driven by the focus on building core checking account deposit relationships.

Asset Quality
The Company's non-performing assets at December 31, 2016 decreased to $1.81 million as compared to $1.85 million at September 30, 2016 and $3.59 million at December 31, 2015. Non-performing assets to total assets at December 31, 2016 declined to 0.19% compared to 0.20% at September 30, 2016 and 0.42% at December 31, 2015.

Non-accrual loans decreased to $1.55 million at December 31, 2016, compared to $1.59 million at September 30, 2016 and $3.18 million at December 31, 2015. OREO was $259,000 at December 31, 2016, unchanged from September 30, 2016 and a decline from $411,000 at December 31, 2015.

Troubled debt restructured loan balances amounted to $8.23 million at December 31, 2016, with all but $157,000 performing. This compared to $8.52 million at September 30, 2016 and $10.84 million at December 31, 2015.

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches along with two Loan Production Offices throughout Monmouth, Middlesex, Union and Ocean Counties, New Jersey.  More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continue," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement or expand new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Twelve Months Ended December 31, 2016 and 2015
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
INTEREST INCOME:
Loans, including fees	$8,463	$7,904	$32,798	$30,624
Securities:
Taxable	205	175	776	782
Tax-exempt	253	211	917	623
Interest bearing deposits	49	16	133	74
Total Interest Income	8,970	8,306	34,624	32,103
INTEREST EXPENSE:
Deposits	1,029	816	3,829	3,141
Securities sold under agreements to repurchase	17	17	61	68
Federal Home Loan Bank (“FHLB”) and other borrowings	166	153	618	621
Subordinated debt	164	33	656	33
Total Interest Expense	1,376	1,019	5,164	3,863
Net Interest Income	7,594	7,287	29,460	28,240
PROVISION FOR LOAN LOSSES	(345)	90	515	490
Net Interest Income after Provision for Loan Losses	7,939	7,197	28,945	27,750
NON-INTEREST INCOME:
Service fees on deposit accounts	160	145	587	578
Mortgage banking	331	170	1,162	783
Other loan fees	299	102	610	214
Earnings from investment in bank owned life insurance	140	110	477	445
Death benefit on bank owned life insurance	-	-	862	-
Gain on sale of SBA loans	293	252	868	561
Net realized gain on sale of securities	-	-	72	37
Gain on sale of premises and equipment	-	-	-	208
Other income	224	205	851	711
Total Non-Interest Income	1,447	984	5,489	3,537
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,235	3,168	12,844	12,486
Occupancy and equipment	1,033	1,002	4,117	3,942
Professional	310	264	1,198	982
Insurance	56	19	216	268
FDIC insurance and assessments	88	109	412	433
Advertising	100	38	415	403
Data processing	149	123	554	475
Outside services fees	131	123	500	499
Amortization of identifiable intangibles	-	10	9	48
OREO expenses, impairment and sales, net	(3)	91	(274)	(70)
Loan workout expenses	(69)	153	73	431
Other operating	330	409	1,411	1,458
Total Non-Interest Expenses	5,360	5,509	21,475	21,355
Income before Income Taxes	4,026	2,672	12,959	9,932
INCOME TAX EXPENSE	1,459	921	4,328	3,585
Net Income	2,567	1,751	8,631	6,347
Preferred stock dividend	-	(12)	-	(57)
Net Income Available to Common Shareholders	$2,567	$1,739	$8,631	$6,290
EARNINGS PER COMMON SHARE(1):
Basic	$0.31	$0.21	$1.04	$0.76
Diluted	$0.30	$0.20	$1.01	$0.74
Weighted average common shares outstanding:
Basic	8,322	8,298	8,321	8,304
Diluted	8,565	8,505	8,530	8,507

(1) All share and per share data for all referenced reporting periods have been adjusted for a 5% stock dividend declared on January 19, 2017, payable on February 28, 2017 to shareholders of record as of February 9, 2017.

TWO RIVER BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	December 31,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$19,844	$21,566
Interest bearing deposits in bank	22,233	25,161
Cash and cash equivalents	42,077	46,727

Securities available for sale	34,464	33,530
Securities held to maturity	57,843	43,167
Restricted investments, at cost	4,805	3,596
Loans held for sale	4,537	3,050
Loans	753,092	693,150
Allowance for loan losses	(9,565)	(8,713)
Net loans	743,527	684,437

OREO	259	411
Bank owned life insurance	21,029	17,294
Premises and equipment, net	4,662	5,083
Accrued interest receivable	2,234	1,912
Goodwill	18,109	18,109
Other intangible assets	-	9
Other assets	6,665	6,371

TOTAL ASSETS	$940,211	$863,696

LIABILITIES
Deposits:
Non-interest bearing	$160,104	$144,627
Interest bearing	616,463	563,809
Total Deposits	776,567	708,436

Securities sold under agreements to repurchase	19,915	19,545
FHLB and other borrowings	25,300	26,500
Subordinated debt	9,855	9,824
Accrued interest payable	100	118
Other liabilities	7,758	6,271

Total Liabilities	839,495	770,694

SHAREHOLDERS' EQUITY(1)
Preferred stock, no par value; 6,500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,676,276 and 8,213,196 at December 31, 2016 and 2015, respectively
Outstanding – 8,364,182 and 7,929,196 at December 31, 2016 and 2015, respectively	79,038	72,890
Retained earnings	24,465	22,759
Treasury stock, at cost; 312,094 shares and 284,000 shares at December 31, 2016 and 2015, respectively	(2,396)	(2,248)
Accumulated other comprehensive loss	(391)	(399)
Total Shareholders' Equity	100,716	93,002

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$940,211	$863,696

(1) Outstanding shares at December 31, 2016 have been adjusted for a 5% stock dividend declared on January 19, 2017, payable on February 28, 2017 to shareholders of record as of February 9, 2017.

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

Selected Consolidated Earnings Data

(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Selected Consolidated Earnings Data:	2016	2016	2015	2016	2015
Total Interest Income	$8,970	$8,777	$8,306	$34,624	$32,103
Total Interest Expense	1,376	1,308	1,019	5,164	3,863
Net Interest Income	7,594	7,469	7,287	29,460	28,240
Provision for Loan Losses	(345)	470	90	515	490
Net Interest Income after Provision for Loan Losses	7,939	6,999	7,197	28,945	27,750
Other Non-Interest Income	1,447	1,983	984	5,489	3,537
Other Non-Interest Expenses	5,360	5,339	5,509	21,475	21,355
Income before Income Taxes	4,026	3,643	2,672	12,959	9,932
Income Tax Expense	1,459	999	921	4,328	3,585
Net Income	2,567	2,644	1,751	8,631	6,347
Preferred Stock Dividend	-	-	(12)	-	(57)
Net Income Available to Common Shareholders	$2,567	$2,644	$1,739	$8,631	$6,290

Per Common Share Data(1):
Basic Earnings	$0.31	$0.32	$0.21	$1.04	$0.76
Diluted Earnings	$0.30	$0.31	$0.20	$1.01	$0.74
Book Value	$12.04	$11.80	$11.17	$12.04	$11.17
Tangible Book Value(2)	$9.88	$9.63	$9.00	$9.88	$9.00
Average Common Shares Outstanding (in thousands):
Basic	8,322	8,322	8,298	8,321	8,304
Diluted	8,565	8,538	8,505	8,530	8,507

(1) All share and per share data for all referenced reporting periods have been adjusted for a 5% stock dividend declared on January 19, 2017, payable on February 28, 2017 to shareholders of record as of February 9, 2017.
(2) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Selected Period End Balances

(in thousands)

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2016	2016	2016	2016	2015
Total Assets	$940,211	$909,170	$884,700	$881,857	$863,696
Investment Securities and Restricted Stock	97,112	82,677	84,246	83,376	80,293
Total Loans	753,092	753,982	726,414	704,401	693,150
Allowance for Loan Losses	(9,565)	(9,452)	(9,418)	(8,963)	(8,713)
Goodwill and Other Intangible Assets	18,109	18,109	18,109	18,109	18,118
Total Deposits	776,567	739,247	726,264	727,104	708,436
Repurchase Agreements	19,915	18,645	21,683	20,132	19,545
FHLB and Other Borrowings	25,300	35,300	23,800	23,800	26,500
Subordinated Debt	9,855	9,847	9,839	9,831	9,824
Shareholders' Equity	100,716	98,594	96,293	94,613	93,002

Asset Quality Data (by Quarter)

(dollars in thousands)

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2016	2016	2016	2016	2015
Nonaccrual Loans	$1,548	$1,587	$1,697	$1,723	$3,178
OREO	259	259	259	259	411
Total Non-Performing Assets	1,807	1,846	1,956	1,982	3,589

Troubled Debt Restructured Loans:
Performing	8,075	8,366	8,492	8,920	9,289
Non-Performing	157	157	158	161	1,552

Non-Performing Loans to Total Loans	0.21%	0.21%	0.23%	0.24%	0.46%
Non-Performing Assets to Total Assets	0.19%	0.20%	0.22%	0.22%	0.42%
Allowance as a % of Loans	1.27%	1.25%	1.30%	1.27%	1.26%

Capital Ratios

	December 31, 2016				December 31, 2015
	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio

Two River Bancorp	10.33%	8.94%	10.33%	12.76%	10.13%	8.97%	10.13%	12.65%
Two River Community Bank	11.49%	9.95%	11.49%	12.68%	11.39%	10.09%	11.39%	12.56%
"Well capitalized" institution (under prompt corrective action regulations)*	6.50%	5.00%	8.00%	10.00%	6.50%	5.00%	8.00%	10.00%
*Applies to Bank only. For the Company to be “well-capitalized,” the Tier 1 Capital to Risk Weighted Assets has to be at least 6.00%.

Consolidated Average Balance Sheets & Yields
With Resultant Interest and Average Rates

	Three Months Ended			Three Months Ended
(dollars in thousands)	December 31, 2016			December 31, 2015
		Interest / Income Expense			Interest / Income Expense
ASSETS	Average Balance		Average Yield / Rate	Average Balance		Average Yield / Rate
Interest Earning Assets:
Interest-bearing due from banks	$37,650	$49	0.52%	$22,341	$16	0.28%
Investment securities	89,828	458	2.04%	81,616	386	1.89%
Loans, net of unearned fees(1) (2)	752,067	8,463	4.48%	688,507	7,904	4.55%

Total Interest Earning Assets	879,545	8,970	4.06%	792,464	8,306	4.16%

Non-Interest Earning Assets:
Allowance for loan losses	(9,749)			(8,664)
All other assets	76,546			73,634

Total Assets	$946,342			$857,434

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
NOW deposits	$151,543	158	0.41%	$143,624	149	0.41%
Savings deposits	253,281	336	0.53%	226,306	278	0.49%
Money market deposits	69,303	28	0.16%	73,159	30	0.16%
Time deposits	141,336	507	1.43%	106,992	359	1.33%
Securities sold under agreements to repurchase	21,085	17	0.32%	21,272	17	0.32%
FHLB and other borrowings	34,213	166	1.93%	26,501	153	2.29%
Subordinated debt	9,852	164	6.66%	1,922	33	6.75%

Total Interest Bearing Liabilities	680,613	1,376	0.80%	599,776	1,019	0.67%

Non-Interest Bearing Liabilities:
Demand deposits	157,511			154,018
Other liabilities	8,631			6,410

Total Non-Interest Bearing Liabilities	166,142			160,428

Stockholders’ Equity	99,587			97,230

Total Liabilities and Shareholders’ Equity	$946,342			$857,434

NET INTEREST INCOME		$7,594			$7,287

NET INTEREST SPREAD(3)			3.26%			3.49%

NET INTEREST MARGIN(4)			3.43%			3.65%

(1) Included in interest income on loans are loan fees.
(2) Includes non-performing loans.
(3) The interest rate spread is the difference between the weighted average yield on average interest earning and the weighted average cost of average interest bearing liabilities.
(4) The interest rate margin is calculated by dividing annualized net interest income by average interest earning assets.

Consolidated Average Balance Sheets & Yields
With Resultant Interest and Average Rates

	Twelve Months Ended			Twelve Months Ended
(dollars in thousands)	December 31, 2016			December 31, 2015
		Interest / Income Expense			Interest / Income Expense
ASSETS	Average Balance		Average Yield / Rate	Average Balance		Average Yield / Rate
Interest Earning Assets:
Interest-bearing due from banks	$26,241	$133	0.51%	$28,633	$74	0.26%
Investment securities	84,227	1,693	2.01%	77,525	1,405	1.81%
Loans, net of unearned fees(1) (2)	724,511	32,798	4.53%	661,817	30,624	4.63%

Total Interest Earning Assets	834,979	34,624	4.15%	767,975	32,103	4.18%

Non-Interest Earning Assets:
Allowance for loan losses	(9,275)			(8,311)
All other assets	77,181			72,744

Total Assets	$902,885			$832,408

LIABILITIES & SHAREHOLDERS' EQUITY
Interest-Bearing Liabilities:
NOW deposits	$151,360	649	0.43%	$130,658	551	0.42%
Savings deposits	233,514	1,165	0.50%	228,707	1,106	0.48%
Money market deposits	72,721	119	0.16%	72,329	116	0.16%
Time deposits	133,842	1,896	1.42%	103,324	1,368	1.32%
Securities sold under agreements to repurchase	19,309	61	0.32%	22,071	68	0.31%
FHLB and other borrowings	27,304	618	2.26%	27,051	621	2.30%
Subordinated debt	9,840	656	6.67%	494	33	6.68%

Total Interest Bearing Liabilities	647,890	5,164	0.80%	584,634	3,863	0.66%

Non-Interest Bearing Liabilities:
Demand deposits	150,495			144,980
Other liabilities	7,919			6,509

Total Non-Interest Bearing Liabilities	158,414			151,489

Shareholders’ Equity	96,581			96,285

Total Liabilities and Shareholders’ Equity	$902,885			$832,408

NET INTEREST INCOME		$29,460			$28,240

NET INTEREST SPREAD(3)			3.35%			3.52%

NET INTEREST MARGIN(4)			3.53%			3.68%

(1) Included in interest income on loans are loan fees.
(2) Includes non-performing loans.
(3) The interest rate spread is the difference between the weighted average yield on average interest earning and the weighted average cost of average interest bearing liabilities.
(4) The interest rate margin is calculated by dividing annualized net interest income by average interest earning assets.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.
(in thousands, except per share data)
	As of and for the Three Months Ended					As of and for the Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2016	2016	2016	2016	2015	2016	2015
Total shareholders' equity	$100,716	$98,594	$96,293	$94,613	$93,002	$100,667	$93,002
Less: preferred stock	-	-	-	-	-	-	-
Common shareholders' equity	$100,716	$98,594	$96,293	$94,613	$93,002	$100,667	$93,002
Less: goodwill and other tangibles	(18,109)	(18,109)	(18,109)	(18,109)	(18,118)	(18,109)	(18,118)
Tangible common shareholders’ equity	$82,607	$80,485	$78,184	$76,504	$74,884	$82,558	$74,884

Common shares outstanding(1)	8,364	8,358	8,366	8,341	8,325	8,364	8,325
Book value per common share(1)	$12.04	$11.80	$11.51	$11.34	$11.17	$12.04	$11.17

Book value per common share(1)	$12.04	$11.80	$11.51	$11.34	$11.17	$12.04	$11.17
Effect of intangible assets	(2.16)	(2.17)	(2.16)	(2.17)	(2.17)	(2.16)	(2.17)
Tangible book value per common share(1)	$9.88	$9.63	$9.35	$9.17	$9.00	$9.88	$9.00

Return on average assets	1.08%	1.16%	0.78%	0.78%	0.81%	0.96%	0.76%
Effect of intangible assets	0.02%	0.03%	0.02%	0.02%	0.02%	0.02%	0.02%
Return on average tangible assets	1.10%	1.19%	0.80%	0.80%	0.83%	0.98%	0.78%

Return on average equity	10.25%	10.81%	7.28%	7.25%	7.14%	8.94%	6.59%
Effect of average intangible assets	2.28%	2.48%	1.70%	1.73%	1.64%	2.06%	1.53%
Return on average tangible equity	12.53%	13.29%	8.98%	8.98%	8.78%	11.00%	8.12%

(1) All share and per share data for all referenced reporting periods have been adjusted for a 5% stock dividend declared on January 19, 2017, payable on February 28, 2017 to shareholders of record as of February 9, 2017.

Investor Contact:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
Email: aprior@equityny.com

Media Contact:
Adam Cadmus, Marketing Director
Phone: (732) 982-2167
Email: acadmus@tworiverbank.com